QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Senseonics Holdings, Inc. for the registration of common stock, preferred stock, debt securities, and warrants, and to the incorporation by reference therein of our report dated March 15, 2019, with respect to the consolidated financial statements of Senseonics Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Tysons, Virginia November 27, 2019

QuickLinks

  Exhibit 23.1